EXHIBIT 23.1

CONSENT OF KLH CONSULTING

INDEPENDENT PROFESSIONAL PETROLEUM ENGINEER

I hereby consent to the references to KLH Consulting and myself in the form and context in which they appear in Amendment No. 3 to Current Report on Form 8-K/A dated October 20, 2011 (the “Report”) of Legend Oil and Gas, Ltd. (the “Company”). I also consent to the inclusion in the Report of estimates of oil and gas reserves contained in my report dated May 19, 2011 and updated January 4, 2012 (effective as of December 31, 2010). I further consent to the incorporation by reference of my report in the Report and in the Company’s Registration Statement on Form S-8 (File No. 333-174413).

/s/ Kenton L. Hupp

Licensed Petroleum Engineer

Wichita, Kansas

February 22, 2012